Exhibit 99.1
For Immediate Release — July 30, 2008
Telular Corporation Reports Third Quarter 2008 Results
•	Company Delivers Eighth Consecutive Quarter of Profitability
•	Terminal Sales Grow 41% Year-Over Year
•	Company Announces New Stock Repurchase Program
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, the global leader in transforming analog into wireless communications, today announced financial results for the third quarter ended June 30, 2008. The Company reported third quarter revenue from continuing operations of $15.3 million, compared to $16.5 million reported in the same period last year. The Company reported third quarter income from continuing operations of $644,000, or $0.03 per diluted share, as compared to income from continuing operations of $1.4 million, or $0.07 per diluted share, in the same period last year.
For the third quarter of 2008, income from continuing operations before non-cash items was $1.2 million, as compared to $1.8 million for the same period last year. As an added measure of the Company’s operating performance, Telular has started reporting quarterly income from continuing operations before non-cash items. This is a non-GAAP measure which adds back depreciation and stock-based compensation expense to income from continuing operations. For further information, please see the reconciliation of this measure to income from continuing operations in accordance with GAAP, on the last page of this press release.
Telguard® total product and service revenues for the third quarter of 2008 decreased to $9.7 million from $12.5 million reported in the same period last year. Telguard product revenues decreased over the prior year period to $5.1 million. Telguard service revenues were flat compared to the prior year period at $4.5 million. In the third quarter of 2008, Telular sold over 33,000 Telguard units and activated roughly 36,000 new Telguard subscribers. Telguard subscriber retention this quarter was very strong with less than 1.0% of existing subscribers being deactivated — resulting in approximately 405,000 total Telguard subscribers at quarter end. Terminal sales were strong in the third quarter of 2008, increasing 41% over the prior year period and 47% over the second quarter of 2008 to $5.6 million.
“We were pleased with our continued profitability and the strong Terminal sales growth this quarter,” stated Joe Beatty, president and chief executive officer of Telular Corporation. “While Telguard sales were lower than anticipated this quarter, we expect to increase service revenues on an ongoing basis. This quarter, we grew our subscriber base approximately 9% sequentially; equating to a compound annual growth rate of over 40%. Additionally, we are progressing on identifying opportunities in the machine-to-machine (M2M) space and believe the combination of our solid, core businesses layered with new growth initiatives will build shareholder value.”

“We are modestly reducing our Telguard net subscriber target to a range of 425,000 to 435,000 subscribers, at fiscal year-end September 30, 2008, due to the weakened housing market and the conclusion of the analog sunset demand spike,” explained Jonathan Charak, chief financial officer of Telular Corporation. “In the third quarter, we further strengthened our balance sheet, generating $2.9 million in cash from operations and adding approximately $3.0 million to our cash balance. Looking ahead, we remain very focused on controlling costs and delivering sustainable profitability.”
Telular also announced today that its Board of Directors has approved a stock repurchase plan in which the Company may buy back up to $5 million of the Company’s outstanding common stock. The shares may be repurchased from time to time in the open market, in block trades or in privately negotiated transactions, subject to the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of the Board and management, affect the advisability of purchasing the Company’s shares; such share repurchases may be suspended or terminated at any time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.
“We believe that the repurchase of our shares at recent price levels represents an attractive investment opportunity and reflects the Board’s confidence in the long-term value of Telular and our proven ability to continue to generate cash,” concluded Mr. Beatty.
After a lengthy sales process, a buyer for the Company’s assets of its Fixed Cellular Phone business was not found and as a result, Telular made the decision to cease operations of the Fixed Cellular Phone business effective June 30, 2008. During the third quarter, the Company reported a net loss from discontinued operations of $4.7 million while selling the majority of its inventory of Fixed Cellular Phone finished goods. Telular will continue to hold the non-operating assets of that business, consisting principally of receivables, until such receivables are collected over the next six months.
Investor Conference Call
Telular’s quarterly conference call will be held today at 04:30 P.M. Eastern Time. To participate on the teleconference from the United States and Canada dial 800-240-2134 (International dial 303-262-2125). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available through Friday, August 1, 2008 by dialing 800-405-2236 (enter pass code 11117367#) or internationally at 303-590-3000 (enter pass code 11117367#) beginning two hours after completion of the call.

About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling analog devices such as phones, faxes and computers to link directly with existing wireless connections. With over 20 years of experience in the wireless industry, Telular Corporation has developed patented technologies, providing businesses and consumers a bridge between their multiple communications technologies and a single wireless connection, delivering remote extension capabilities and access to voice, fax and data streams without significant network investment or disruption. Headquartered in Chicago, IL, Telular Corporation has sales offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2007 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

	June 30,	September 30,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,209	$10,254
Restricted cash	—	340
Trade receivables, net	10,563	19,723
Inventories, net	8,274	3,500
Prepaid expenses and other current assets	229	108
Assets of discontinued operations	7,970	17,959

Total current assets	46,245	51,884

Property and equipment, net	2,121	1,391
Other assets	2,093	2,333

Total assets	$50,459	$55,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,224	$17,242
Total stockholders’ equity *	40,235	38,366

Total liabilities and stockholders’ equity	$50,459	$55,608

*	At June 30, 2008, 19,342,819 shares were outstanding
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by operating activities	$6,346	$2,011
Net cash used in investing activities	(671)	(396)
Net cash provided by (used in) financing activities	2,600	(3,103)

	8,275	(1,488)

Net cash provided by discontinued operations	680	7,237

Net increase in cash and cash equivalents	$8,955	$5,749

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Revenues
Net product sales	$10,776	$11,975	$39,170	$35,638
Service revenue	4,536	4,527	15,481	12,517

Total revenue	15,312	16,502	54,651	48,155

Cost of Sales
Net product cost of sales	7,980	8,494	27,114	25,475
Service cost of sales	2,091	2,411	7,620	6,746

Total cost of sales	10,071	10,905	34,734	32,221

Gross margin	5,241	5,597	19,917	15,934

Operating Expenses
Engineering and development expenses	1,390	1,614	4,059	5,059
Selling and marketing expenses	1,609	1,362	5,079	4,686
General and administrative expenses	1,766	1,278	5,612	4,332

Total operating expenses	4,765	4,254	14,750	14,077

Income from operations	476	1,343	5,167	1,857
Other income, net	168	48	209	70

Income from continuing operations	644	1,391	5,376	1,927
before income taxes
Provision for income taxes	—	—	—	—

Income from continuing operations	644	1,391	5,376	1,927
Loss from discontinued operations	(4,737)	(976)	(7,480)	(5,411)

Net income (loss)	$(4,093)	$415	$(2,104)	$(3,484)

Income (loss) per common share:
Basic
Continuing operations	$0.03	$0.08	$0.28	$0.11
Discontinued operations	(0.24)	(0.06)	$(0.39)	$(0.30)

Net income (loss)	$(0.21)	$0.02	$(0.11)	$(0.19)

Diluted
Continuing operations	$0.03	$0.07	$0.28	$0.11
Discontinued operations	(0.24)	(0.05)	$(0.39)	$(0.30)

Net income (loss)	$(0.21)	$0.02	$(0.11)	$(0.19)

Weighted average number of common shares	outstanding:
Basic	19,259,864	18,247,316	19,150,813	18,147,624
Diluted	19,259,864	18,740,503	19,150,813	18,147,624

Reconciliation of Non-GAAP Measures
We use income from continuing operations before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended
	June 30
	2008	2007
	(Unaudited)

Income from continuing operations	$644	$1,391

Depreciation	187	169
Stock based compensation expense	407	209

Income from continuing operations before non-cash items	$1,238	$1,769

Income from continuing operations before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that income from continuing operations before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.